Exhibit 5

                              September 5, 1995

Western Resources, Inc.
818 Kansas Avenue
Topeka, Kansas 66612

Dear Sirs:

     As Executive Vice President and General Counsel of Western Resources, Inc., (the "Company"), and in connection with the proposed issue and sale, from time to time, of 2,500,000 shares of additional common stock $5.00 par value (hereinafter called "Additional Shares"), with respect to which the Company is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit, I advise you that, in my opinion:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

     2. Upon (a) authorization of the issue and sale of the Additional Shares by regulatory commissions having jurisdiction,
(b) the Registration Statement becoming effective under the Securities Act of 1933, (c) issuance and sale of the Additional
Shares as contemplated by the Registration Statement and the Prospectus contained therein, the Additional Shares will be legally and validly issued and will be fully paid and nonassessable.

     I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

                              Very truly yours,


                              John K. Rosenberg